Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports Improved 2012 Third-Quarter Earnings

Net Income of $3.6 Million, or $0.23 Per Diluted Share, More Than Doubles Prior-Year Period

Goshen, Ind.—Oct. 25, 2012—Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies, shuttle buses, and armored vehicles, today announced strong year-over-year earnings growth for its third quarter ended Sept. 29, 2012.

2012 Third-Quarter Results

Consolidated net sales decreased 1.6% to $71.7 million for the third quarter, down from $72.8 million in last year’s comparable period. Gross profit improved 25% to $11.6 million from last year’s $9.3 million. Gross profit, as a percentage of sales, increased to 16.1%, compared with 12.7% in the third quarter of 2011, and 16.0% in the second quarter of 2012. The substantial year-over-year gross margin improvement reflects better pricing, favorable product mix and efficiency improvements.

For the quarter, the Company reported net income of $3.6 million, or $0.23 per diluted share, compared with net income of $1.5 million, or $0.10 per diluted share, in the third quarter of 2011.

Interest expense of $0.1 million compared with $1.2 million in third-quarter 2011, which included the writeoff of capitalized bank fees.

Supreme’s Chief Financial Officer and Interim Chief Executive Officer Matthew Long said: “We believe these results are a reflection of the effective implementation of our business strategy combined with improved market conditions. Our business strategies, which emphasize better pricing disciplines and manufacturing efficiencies, continue to produce gross margin improvements while driving increased profits to the bottom line. This positive trend supports our focus on profitable orders, which has resulted in increased profits, notwithstanding a slight decrease in sales.”

2012 Nine-Month Results

Consolidated net sales decreased 2.8% to $228.4 million for the 2012 nine months, down from $234.9 million in last year’s comparable period. Gross profit improved 51% to $35.9 million from last year’s $23.8 million. Gross profit, as a percentage of sales, increased to 15.7%, compared with 10.1% for the 2011 nine-month period.

The Company reported net income from continuing operations of $11.4 million, or $0.74 per diluted share, for the 2012 nine months, compared with a loss from continuing operations of $0.4 million, or $0.02 per share, in the prior-year nine months. Net income improved to $0.74 per diluted share, reversing the year-ago net loss of $0.07 per share, which included the impact from discontinued operations.

As the Company has generated taxable income, it has been reversing the tax valuation allowance previously recorded on its net deferred tax assets, resulting in an effective rate of 14.1% for the three months and 5.4% for the nine months ended Sept. 29, 2012.  During the third quarter of 2012, the Company determined it was likely the remaining net deferred tax assets will be realized, based upon sustained profitability and assumed continuing positive operating results.  As a result, the Company reversed approximately $0.8 million of the valuation allowance during the nine months ended Sept. 29, 2012, with the reversal recorded as a non-cash income tax credit in the Company’s consolidated statement of operations.  Beginning in the first quarter of 2013, Supreme expects to record income

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

taxes at normalized rates.  The 2011 results did not include income taxes due to a valuation allowance from prior-years’ incurred losses.

Working capital was $41.4 million at Sept. 29, 2012, compared with $35.4 million at Dec. 31, 2011. The Company made investments totaling $5.4 million in facilities and equipment during the 2012 nine months. Total debt declined to $12.3 million at Sept. 29, 2012, compared with $15.9 million at Dec. 31, 2011, and $17.1 million at Oct. 1, 2011. Stockholders’ equity increased 21% to $66.7 million, or $4.39 per share, at Sept. 29, 2012, compared with $54.9 million, or $3.71 per share, at Dec. 31, 2011. Net cash provided by operating activities during the nine months of 2012 totaled $7.9 million, compared with net cash provided by operating activities of $10.0 million in 2011.

As disclosed in the second quarter of 2012, the Company self-identified errors related to revenue recognition. Accordingly, the Company’s prior-period consolidated financial statements reflect the correction of the immaterial errors.

Conference Call Information

A conference call will be held tomorrow, Oct. 26, 2012, at 9 a.m. ET to review the third-quarter and nine-month results. To participate in the live call, dial 877-317-6789 (International: 412-317-6789) 10 minutes before the call begins, or 8:50 a.m. ET. The conference ID is 10020061. The call also will be streamed live and can be accessed at http://www.SupremeInd.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

To be added to Supreme Industries’ email distribution list, please click on the link below: http://www.clearperspectivegroup.com/clearsite/sts/emailoptin.html.

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures special-purpose “shuttle-type” buses and armored vehicles. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the Company are available on the Internet at: http://www.supremeind.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases and severe interest rate increases. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Investor and Media Contact:

Matthew J. Dennis, CFA

Supreme Investor Relations

574-228-4130

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—FINANCIAL RESULTS FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011
Net sales	$71,671,126	$72,799,593	$228,411,988	$234,903,279
Cost of sales	60,097,281	63,517,725	192,508,241	211,150,117
Gross profit	11,573,845	9,281,868	35,903,747	23,753,162

Selling, general and administrative expenses	7,898,906	6,720,752	24,686,538	20,628,189
Legal settlement and related costs	—	—	—	2,182,091
Other income	(174,445)	(167,241)	(766,585)	(621,845)
Operating income	3,849,384	2,728,357	11,983,794	1,564,727

Interest expense	149,710	1,209,645	729,520	1,942,216
Income (loss) from continuing operations before income taxes	3,699,674	1,518,712	11,254,274	(377,489)

Income tax (benefit) expense	129,183	—	(195,134)	—
Income (loss) from continuing operations	3,570,491	1,518,712	11,449,408	(377,489)

Discontinued operations
Operating loss of discontinued Oregon operations	—	(25,984)	—	(717,829)
Net income (loss)	$3,570,491	$1,492,728	$11,449,408	$(1,095,318)

Basic income (loss) per share:
Income (loss) from continuing operations	$0.23	$0.10	$0.75	$(0.02)
Loss from discontinued operations	—	—	—	(0.05)
Net income (loss) per basic share	$0.23	$0.10	$0.75	$(0.07)

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.23	$0.10	$0.74	$(0.02)
Loss from discontinued operations	—	—	—	(0.05)
Net income (loss) per diluted share	$0.23	$0.10	$0.74	$(0.07)

Shares used in the computation of income (loss) per share:
Basic	15,206,196	15,155,528	15,186,505	14,693,856
Diluted	15,470,335	15,345,234	15,437,246	14,693,856

Supreme Industries, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 29,	Dec. 31,
	2012	2011

Assets
Current assets	$70,653,175	$69,509,587
Property, plant and equipment, net	36,700,204	33,530,057
Other assets	1,353,291	1,683,718
Total assets	$108,706,670	$104,723,362

Liabilities
Current liabilities	$29,217,570	$34,087,548
Long-term liabilities	12,798,438	15,702,467
Total liabilities	42,016,008	49,790,015
Total stockholders’ equity	66,690,662	54,933,347
Total liabilities and stockholders’ equity	$108,706,670	$104,723,362